Exhibit 107
CALCULATION OF FILING FEE TABLE
FORM S-3
(Form Type)
NAVITAS SEMICONDUCTOR CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit [1]	Maximum Aggregate Offering Price [1]	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(c)	4,204,242	$22,303,504	$22,303,504	$110.20 per $1,000,000	$2,457.85
	Total Offering Amounts					$22,303,504
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$2,457.85

[1]     Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices for the Class A Common Stock on the Nasdaq Stock Market on February 10, 2023, which date is within five business days prior to filing this registration statement.